UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

                               (Amendment No. 1)*




                              SEACOR Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    811904101
--------------------------------------------------------------------------------
                                  CUSIP Number

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. : 811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Nautilus Acquisition, L.P.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                                                               0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [_]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      12.7%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       PN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       2

CUSIP No.: 811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Nautilus Intermediary, L.P.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                                                               0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [_]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      12.7%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       PN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       3

CUSIP No.: 811904101

------------- ----------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Nautilus AIV, L.P.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                                                               0
         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [_]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      12.7%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       PN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       4

CUSIP No.: 811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Nautilus GP, LLC
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                                                               0
         NUMBER OF
          SHARES
       BENEFICIALLY
                                    OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER

                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [_]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      12.7%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       OO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       5

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Credit Suisse First Boston Private Equity, Inc.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                               0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [_]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                      12.7%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       CO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       6

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Merkur-Nautilus Holdings, LLC
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                               0

         NUMBER OF
          SHARES
       BENEFICIALLY
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       OO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       7

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Turnham-Nautilus Holdings, LLC
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                               0

         NUMBER OF
          SHARES
       BENEFICIALLY
          OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       OO
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       8

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Martin Merkur
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                               0

         NUMBER OF
          SHARES
       BENEFICIALLY
          OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       IN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       9

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Robert C. Turnham, Jr.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                               0

         NUMBER OF
          SHARES
       BENEFICIALLY
          OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       IN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       10

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               W.M. Craig
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                               0

         NUMBER OF
          SHARES
       BENEFICIALLY
                                    OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                                                               0
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       IN
-------------- ---------------------------------------------------------------------------------------------------------------------


                                       11

CUSIP No.:  811904101

-------------- ---------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON

               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Credit Suisse, on behalf of the Investment Banking division.
-------------- ---------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [_]
                                                                                                            (b) [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY
-------------- ---------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Switzerland
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                         218,388

         NUMBER OF
          SHARES
       BENEFICIALLY
          OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 6       SHARED VOTING POWER
                                                                       2,248,062
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER
                                                                         218,388
---------------------------- ----------- -------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                                                       3,184,360
-------------- ---------------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     218,388
-------------- ---------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                             [X]
-------------- ---------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                      0.9%
-------------- ---------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                       BK
-------------- ---------------------------------------------------------------------------------------------------------------------

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          (a)  Name of Issuer: SEACOR Holdings Inc. (the "Company")

          (b)  Address of Issuer's Principal Executive Offices:

                  11200 Richmond Avenue, Suite 400
                  Houston, TX 77082-2638

ITEM 2.  PERSON FILING:

(a)  Name of Person Filing:

                  Nautilus Acquisition, L.P. ("Nautilus")
                  Nautilus Intermediary, L.P. ("Nautilus Intermediary")
                  Nautilus AIV, L.P. ("Nautilus AIV")
                  Nautilus GP, LLC ("Nautilus Special GP")
                  Credit Suisse First Boston Private Equity, Inc. ("CSFBPE" and,
                   together with Nautilus, Nautilus Intermediary, Nautilus AIV and Nautilus Special GP, the "Nautilus Entities")
                  Merkur-Nautilus Holdings, LLC ("Merkur-Nautilus") Turnham-Nautilus Holdings, LLC ("Turnham-Nautilus")
                  Martin Merkur ("Merkur")
                  Robert C. Turnham, Jr. ("Turnham")
                  W.M. Craig ("Craig")
                  Credit Suisse (the "Bank"), on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (as defined in Exhibit I) (the "CS Entities")

           Nautilus, Nautilus Intermediary, Nautilus AIV, Nautilus Special GP, CSFBPE, Merkur-Nautilus, Turnham-Nautilus, Merkur, Turnham, Craig and the CS Entities are referred to, collectively, as the "Reporting Persons." For a description of the Reporting Persons, see Exhibit I.

(b)  Address of Principal Business Office or, if none, Residence:

          The address of the principal business office of each of the Nautilus Entities other than Nautilus Special GP is:

          c/o Credit Suisse First Boston Private Equity, Inc.
          Eleven Madison Avenue, New York, New York 10010


          The address of the principal business office of Nautilus Special GP, Turnham-Nautilus and Turnham is:

          808 Travis Street, Suite 1320
          Houston, Texas 77002


          The address of the principal business office of Merkur-Nautilus and Merkur is:

          2188 Clover Court
          East Meadow, New York 11554


          The address of Craig is:

          1716 NW Farewell Drive
          Bend, Oregon

          The address of the principal business office of the Bank is:

          Uetlibergstrasse 231
          P.O. Box 900
          CH 8070 Zurich, Switzerland

(c)  Citizenship:

          The Nautilus Entities, Merkur-Nautilus and Turnham-Nautilus are organized under the laws of the State of Delaware. The Bank is organized under the laws of Switzerland. Messrs. Merkur, Turnham and Craig are citizens of the United States of America.

(d)  Title of Class of Securities:

          Common Stock, par value $.01 per share (the "Common Stock")

(e)  CUSIP Number:

          811904101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [_]    Broker or dealer registered under Section 15 of the
                     Exchange Act

         (b)  [_]    Bank as defined in Section 3(a)(6) of the Exchange Act

         (c)  [_]    Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act

         (d)  [_]    Investment company registered under Section 8 of the
                     Investment Company Act

         (e)  [_]    An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E)

         (f)  [_]    An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F)

         (g)  [_]    A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G)

         (h)  [_]    A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act

         (i)  [_]    A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act

         (j)  [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4. OWNERSHIP.

ITEM 4(a):  AMOUNT BENEFICIALLY OWNED:

           See response to Item 9 on each cover page, and the information set forth below.

ITEM 4(b):  PERCENT OF CLASS:

         See response to Item 11 on each cover page, and the information set forth below.

ITEM 4(c): NUMBER OF SHARES AS TO WHICH THE REPORTING PERSON HAS:

          (i)  sole power to vote or direct the vote:

                    See response to Item 5 on each cover page, and the information set forth below.

          (ii) shared power to vote or to direct the vote:

                    See response to Item 6 on each cover page, and the information set forth below.

          (iii) sole power to dispose of or to direct the disposition of:

                    See response to Item 7 on each cover page, and the information set forth below.

          (iv) shared power to dispose of or to direct the disposition of:

                    See response to Item 8 on each cover page, and the information set forth below.

           Each of the Nautilus Entities has shared dispositive power with respect to 3,184,360 shares of Common Stock held by Nautilus and shared voting power with respect to 2,248,062 shares of Common stock held by Nautilus. However, the partnership agreements of each of Nautilus, Nautilus Intermediary and Nautilus AIV grant, directly or indirectly, the ultimate voting power with respect to 2,248,062 shares of Common Stock held by Nautilus and dispositive power with respect to 3,184,360 shares of Common Stock held by Nautilus to Nautilus Special GP. While the CS Entities (excluding CSFBPE) disclaim beneficial ownership of the shares of Common Stock to which this statement relates, as a result of their relationship to the Nautilus Entities, under the Exchange Act such entities may be deemed to beneficially own such shares. In addition, Credit Suisse Securities (USA) LLC ("CS Sec USA LLC"), a CS Entity and a Delaware limited liability company and a registered broker-dealer that effects trades in many companies, including the Company, beneficially owns 218,388 shares of Common Stock over which each of the Reporting Persons, other than the Bank, expressly disclaims beneficial ownership. CSG (as defined in Exhibit I), for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the CS Entities. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division, the Private Banking division and the Winterthur division, each as defined in Exhibit I) may beneficially own shares of Common Stock to which this statement relates and such shares of Common Stock are not reported in this statement. CSG disclaims beneficial ownership of shares of Common Stock to which this statement relates that are beneficially owned by its direct and indirect subsidiaries, including the Nautilus Entities and the CS Entities. Each of the Asset Management division, the Private Banking division and the Winterthur division disclaims beneficial ownership of the shares of Common Stock to which this statement relates that are beneficially owned by the Bank and the CS Entities. The Nautilus Entities and the CS Entities disclaim beneficial ownership of shares of Common Stock beneficially owned by CSG, the Asset Management division, the Private Banking division and the Winterthur division. Due to their interest in Nautilus Special GP, Merkur-Nautilus, Turnham-Nautilus and Craig may be deemed to beneficially own the shares of Common Stock held by Nautilus. Due to their interests in Merkur-Nautilus and Turnham Nautilus, respectively, Merkur and Turnham may be deemed to beneficially own the shares of Common Stock held by Nautilus. Merkur-Nautilus, Turnham-Nautilus, Merkur, Turnham and Craig disclaim beneficial ownership of such shares of Common Stock held by Nautilus.

On January 11, 2006, Nautilus and Credit Suisse First Boston LLC (now known as CS Sec USA LLC), entered into a Voting Trust Agreement with Wells Fargo Bank, N.A. (the "Trustee") (the "Voting Trust Agreement"), pursuant to which, among other things, Nautilus deposited 936,298 (representing 3.7% of the outstanding Common Stock) shares of Common Stock (the "Trustee Shares") into a trust created by the Voting Trust Agreement and gave the Trustee the exclusive right to vote the Trustee Shares. The Trustee is the record holder of the Trustee Shares and Nautilus holds trust certificates representing the Trustee Shares held in trust under the Voting Trust Agreement. While the Trustee has the exclusive right to vote the Trustee Shares, Nautilus maintained and continues to have dispositive power over the Trustee Shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit I.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

          (a)  Not applicable.

          (b) By signing below the undersigned certifies that, to the best of its or his (as the case may be) knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

February 13, 2006             NAUTILUS ACQUISITION, L.P.

                              By: NAUTILUS INTERMEDIARY, L.P.,
                                  its General Partner

                              By: NAUTILUS AIV, L.P., its General Partner

                              By: Nautilus GP, LLC, its managing general partner

                              By: Turnham-Nautilus Holdings, LLC,
                                  Class A Member and Authorized Signatory

                                  By:    /s/ Robert C. Turnham, Jr.
                                         ---------------------------------------
                                  Name:  Robert C. Turnham, Jr.
                                  Title: Member and Authorized Signatory


February 13, 2006             NAUTILUS INTERMEDIARY, L.P.

                              By: NAUTILUS AIV, L.P., its General Partner

                              By: Nautilus GP, LLC, its managing general partner

                              By: Turnham-Nautilus Holdings, LLC
                                  Class A Member and Authorized Signatory

                                  By:     /s/ Robert C. Turnham, Jr.
                                          --------------------------------------
                                  Name:   Robert C. Turnham, Jr.
                                  Title:  Member and Authorized Signatory


February 13, 2006             NAUTILUS AIV, LP

                              By: Nautilus GP, LLC, its managing general partner

                              By: Turnham-Nautilus Holdings, LLC
                                  Class A Member and Authorized Signatory

                                  By:     /s/ Robert C. Turnham, Jr.
                                          --------------------------------------
                                  Name:   Robert C. Turnham, Jr.
                                  Title:  Member and Authorized Signatory


February 13, 2006             NAUTILUS GP, LLC

                              By: Turnham-Nautilus Holdings, LLC
                                  Class A Member and Authorized Signatory


                                  By:      /s/ Robert C. Turnham, Jr.
                                           -------------------------------------
                                  Name:    Robert C. Turnham, Jr.
                                  Title:   Member and Authorized Signatory

February 13, 2006             CREDIT SUISSE FIRST BOSTON PRIVATE EQUITY, INC.


                              By: /s/ Ivy B. Dodes
                                  ----------------------------------------------
                                  Name:   Ivy B. Dodes
                                  Title:  Vice President

February 13, 2006             CREDIT SUISSE, ON BEHALF OF THE INVESTMENT BANKING
                              DIVISION


                              By:  /s/ Ivy B. Dodes
                                   ---------------------------------------------
                                   Name:   Ivy B. Dodes
                                   Title:  Managing Director


February 13, 2006             MERKUR-NAUTILUS HOLDINGS, LLC

                              By:     /s/ Martin Merkur
                                      ------------------------------------------
                              Name:   Martin Merkur
                              Title:  Member


February 13, 2006             TURNHAM-NAUTILUS HOLDINGS, LLC

                              By: /s/ Robert C. Turnham, Jr.
                                  ----------------------------------------------
                                  Name:  Robert C. Turnham, Jr.
                                  Title:  Member


February 13, 2006             /s/ Martin Merkur
                              --------------------------------------------------
                              Martin Merkur



February 13, 2006             /s/ Robert C. Turnham, Jr.
                              --------------------------------------------------
                              Robert C. Turnham, Jr.


February 13, 2006             /s/ W.M. Craig
                              --------------------------------------------------
                              W.M. Craig

                                  EXHIBIT INDEX

  Exhibit No.                         Document
  -----------                         --------

     I              Identification and Classification of Members of the Group


     II             Agreement as to Joint Filing of Schedule 13G/A, dated
                    February 13, 2006.









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